EXHIBIT 10.4
BOB EVANS FARMS, INC.
2006 EQUITY AND CASH INCENTIVE PLAN
WHOLE SHARE AWARD AGREEMENT
(For Employees – PIP Award)
     In recognition of your participation in the Bob Evans Farms, Inc. Performance Incentive Plan, Bob Evans Farms, Inc. (“we” or “us”) has granted to you unrestricted shares of our common stock, par value $0.01 per share (“Whole Shares”), subject to the terms and conditions described in the Bob Evans Farms, Inc. 2006 Equity and Cash Incentive Plan (the “Plan”) and this Whole Share Award Agreement (this “Award Agreement”).
     To ensure you fully understand the terms and conditions of your Whole Shares, you should read the Plan and this Award Agreement carefully. Capitalized terms that are not defined in this Award Agreement have the same meanings as in the Plan.
     You should return a signed copy of this Award Agreement to:
[Insert title]
Bob Evans Farms, Inc.
3776 S. High St.
Columbus, Ohio 43207
1. Summary of Your Whole Shares
Grant Date: [insert Grant Date].
Number of Whole Shares: [insert number of shares] Shares.
2. Tax Withholding
     (a) You may be required to pay to us or a Related Entity and we or any Related Entity will have the right and are hereby authorized to withhold from any issuance or transfer due under this Award Agreement or under the Plan or from any compensation or other amount owing to you, applicable withholding taxes with respect to your Whole Shares or any issuance or transfer under this Award Agreement or the Plan and to take such action as may be necessary in our opinion to satisfy all obligations for the payment of such taxes.
     (b) Without limiting the generality of Section 2(a), to the extent permitted by the Committee, you may satisfy the foregoing withholding liability: (i) by having us withhold from the number of Whole Shares that otherwise would be issued to you on the Grant Date a number of Shares with a Fair Market Value equal to the statutory minimum withholding liability; or (ii) through the delivery or attestation of a number of Shares owned by you for at least six months before the Grant Date (or such other period established by generally accepted accounting principles) and that have a Fair Market Value equal to the statutory minimum withholding liability.

3. Other Rules Affecting Your Whole Shares
     (a) Governing Law: This Award Agreement will be construed in accordance with and governed by the laws (other than laws governing conflicts of laws) of the State of Ohio except to the extent that the Delaware General Corporation Law is mandatorily applicable.
     (b) Other Terms and Conditions: Your Whole Shares are subject to the terms and conditions described in this Award Agreement and the Plan, which is incorporated by reference into and made a part of this Award Agreement. You should read the Plan carefully to ensure you fully understand all the terms and conditions of your Whole Shares. In the event of a conflict between the terms of the Plan and the terms of this Award Agreement, the terms of the Plan will govern. The Committee has the sole responsibility of interpreting the Plan and this Award Agreement, and its determination of the meaning of any provision in the Plan or this Award Agreement shall be binding on you.
     (c) Signature in Counterparts: This Award Agreement may be signed in counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.
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Your Acknowledgment
By signing below as the “Participant,” you acknowledge and agree that:
•	A copy of the Plan has been made available to you; and

•	You understand and accept the terms and conditions placed on your Whole Shares.
PARTICIPANT

Date:
Signature

Print Name

BOB EVANS FARMS, INC.

By:		Date:
[Insert name and title]